Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of             , 2013 (the “Effective Date”), is made and entered into this          day of             , 2013, by and between Trade Street Residential, Inc., a Maryland corporation with its principal place of business at 19950 West Country Club Drive, Suite 800, Aventura, Florida 33108 (together with its subsidiaries, the “Company”), and Ryan Hanks, an individual resident of the State of North Carolina (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as Chief Investment Officer of the Company, and the Executive desires to accept said employment by the Company; and

WHEREAS, the Company and the Executive desire to express the terms and conditions of the Executive’s employment in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.	Definitions. For purposes of this Agreement, all initially capitalized words and phrases used herein have the following meanings:

“Affiliate” shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such individual or entity.

“Agreement” shall have the meaning set forth in the introductory paragraph above.

“Base Salary” shall have the meaning set forth in Section 5.1 hereof.

“Board” shall mean the board of directors of the Company.

“Bonus” shall have the meaning set forth in Section 5.2 hereof.

“Cause” shall mean that the Executive has (a) continually failed to substantially perform, or been grossly negligent in the discharge of, his duties to the Company (in any case, other than by reason of a Disability, physical or mental illness or analogous condition); (b) been convicted of or pled guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; or (c) materially breached any material Company policy or agreement with the Company.

“Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a) any Person or group of Persons together with its Affiliates, but excluding (i) the Company or any of its Subsidiaries, (ii) any employee benefit plans of the Company or

(iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company);

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c) the consummation of a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(d) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) a “Change of Control” shall not occur for purposes of this Agreement as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change of Control and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, no event that would not qualify as a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations, shall be treated as a “Change of Control” under this Agreement.

“COBRA” means the applicable provisions of section 4980B of the Code and corresponding provisions of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the introductory paragraph above.

“Company Works” shall have the meaning set forth in Section 10.2(b) hereof.

“Competing Entity” shall have the meaning set forth in Section 10.1(a) hereof.

“Confidential Information” shall have the meaning set forth in Section 10.2(a) hereof.

“Disability” means a physical or mental condition entitling the Executive to benefits under the applicable long-term disability plan of the Company or, if no such plan exists, a “permanent and total disability” (within the meaning of Code Section 22(e)(3)) or as determined by the Company in accordance with applicable laws. Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon the Executive’s Disability and (ii) such payment is treated as “deferred compensation” for purposes of Code Section 409A, Disability shall have the meaning provided in Code Section 409A and Section 1.409A-3(i)(4) of the Treasury Regulations.

“Effective Date” shall have the meaning set forth in the introductory paragraph above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive” shall have the meaning set forth in the introductory paragraph above.

“Good Reason” means (a) a material diminution in the Executive’s title, duties or responsibilities (provided, however, that a requirement to utilize skills in addition to those utilized in the Executive’s current position, and/or a change in title and/or direct reports to reflect the organizational structure of the successor entity following a Change of Control of the Company, shall not in and of itself be considered a “material diminution” as contemplated by this subsection (a)); (b) a reduction of ten percent (10%) or more in the Executive’s annual Base Salary; (c) a reduction of ten percent (10%) or more in the Executive’s annual target bonus opportunity (including the failure to pay any bonus earned for any year in which a Change of Control of the Company occurs pursuant to the terms of any applicable plan or arrangement in effect prior to such Change of Control); or (d) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s historical business travel obligations. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive shall not have the right to terminate his employment for Good Reason unless the Executive provides written notice to the Company of the existence of grounds for termination for Good Reason, including a description of such grounds, within ninety (90) days following the initial occurrence of the event constituting Good Reason and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice. If the Executive does not provide such written notice of grounds for termination for Good Reason within ninety (90) days after the initial occurrence of the event constituting Good Reason, the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

“Incentive Plan” means the Company’s 2013 Long Term Incentive Plan, as amended from time to time.

“Initial Term” shall have the meaning set forth in Section 3 hereof.

“Partnership” shall have the meaning set forth in Section 16 hereof.

“Person” shall mean a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company (or any Subsidiary thereof), (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Renewal Term” shall have the meaning set forth in Section 3 hereof.

“Restrictive Covenant” shall have the meaning set forth in Section 10.1 hereof.

“Separation Conditions” shall have the meaning set forth in Section 7.6 hereof.

“Severance Delay Period” shall have the meaning set forth in Section 7.4 hereof.

“Stock” shall have the meaning set forth in Section 16 hereof.

“Subsidiary” means a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.

“Term” shall have the meaning set forth in Section 3 hereof.

“Third Party Information” shall have the meaning set forth in Section 10.2(c) hereof.

“Units” shall have the meaning set forth in Section 16 hereof.

“Works” shall have the meaning set forth in Section 10.2(b) hereof.

2.	Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein. The Executive shall serve as Chief Investment Officer of the Company and such other office or offices to which the Executive may be appointed or elected by the Board. Subject to the direction and supervision of the Board, the Executive shall perform such duties as are customarily associated with the office of Chief Investment Officer of the Company and such other offices to which the Executive may be appointed or elected by the Board and such additional duties as the Board may determine. The Executive will report directly to the Board. During the Term (as defined below), the Executive shall (i) devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such duties either directly or indirectly without the prior written consent of the Board; (ii) devote the Executive’s best efforts, skill and energies to promote and advance the business and interests of the Company; and (iii) fully perform the Executive’s obligations under this Agreement.

3.

Term. Subject to the provisions of termination as hereinafter provided, the initial term of the Executive’s employment under this Agreement shall begin on the date hereof and shall terminate on the third (3rd) anniversary of the date hereof (the “Initial Term”). Unless the Company notifies the Executive that his employment under this Agreement will not be extended or the Executive notifies the Company that he is not willing to extend his employment, the term of his employment under this Agreement shall automatically be extended for additional one (1) year periods on the same terms and conditions as set forth herein (individually and collectively, the “Renewal Term”). The Initial Term and the Renewal Term are sometimes referred to collectively herein as the “Term.”

4.	Notice of Non-Renewal. If the Company or the Executive elects not to extend the Term of this Agreement, the electing party shall do so by notifying the other party in writing not less than sixty (60) days prior to the expiration of the Initial Term or the applicable Renewal Term.

5.	Compensation.

5.1	Base Salary. Until termination of the Executive’s employment with the Company pursuant to this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) of One Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) per annum, which shall be payable to the Executive in regular installments in accordance with the Company’s general payroll policies and practices. The Executive’s compensation will be reviewed periodically by the Board, or a committee or subcommittee thereof to which compensation matters have been delegated, and after taking into consideration both the performance of the Company and the personal performance of the Executive, the Board, or any such committee or subcommittee, in its sole discretion, may increase the Executive’s compensation to any amount it may deem appropriate.

5.2

Bonus. In the event either the Company or the Executive, or both, respectively achieve certain financial performance and personal performance targets of the Company (as established by the Board, or a committee or subcommittee thereof to which compensation matters have been delegated) pursuant to a cash compensation incentive plan or similar plan or arrangement established by the Company, the Company shall pay to the Executive an annual cash bonus during the Term of this Agreement (the “Bonus”). The Bonus, if any, shall be paid to the Executive between January 1 and March 15 of the year following the year in which the services which gave rise to the Bonus were performed. The Board (or applicable committee or subcommittee) may review and revise the terms of the cash compensation incentive plan or similar plan referenced above at any time, after taking into consideration both the performance of the Company and the personal performance of the Executive, among other factors, and may, in its sole discretion, amend the cash compensation incentive or similar plan or arrangement in any manner it may deem appropriate; provided, however, that any such amendment to the plan or arrangement shall not affect the Executive’s right to participate in such amended plan or plans.

5.3	Benefits. The Executive shall be entitled to three (3) weeks of paid vacation annually. In addition, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and equity-based incentive plans. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all similarly situated salaried employees or senior executives. The Executive shall not be eligible to participate in any other termination pay or severance program established by the Company.

5.4	Expenses Incurred in Performance of Duties. The Company shall pay or promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to business expenses. Notwithstanding any other provision of this Section 5.4, the Executive shall be reimbursed for such expenses no later than December 31 of the year following the year in which such expenses were incurred.

5.5	Withholdings. All compensation payable hereunder shall be subject to withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

6.	Termination of Agreement. This Agreement may be terminated by any of the following events:

6.1	Mutual written agreement between the Executive and the Company at any time;

6.2	The Executive’s death;

6.3	The Executive’s Disability which renders the Executive unable to perform the essential functions of the Executive’s job even with reasonable accommodation;

6.4	By the Company with or without Cause; and

6.5	By the Executive with or without Good Reason.

7.	Company’s Post-Termination Obligations.

7.1	Termination by Mutual Written Agreement. If this Agreement terminates by mutual agreement between the Executive and the Company, then the Company will pay the Executive (i) all accrued, but unpaid wages, based on the Executive’s then current Base Salary, through the termination date; (ii) all earned and accrued, but unpaid Bonuses prorated to the date of termination; and (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of the Executive’s termination date. Payment of such amounts shall be made by the Company within thirty (30) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. The Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

7.2	Termination for Cause or Without Good Reason. If this Agreement is terminated by the Company for Cause or by the Executive without Good Reason, then the Company will pay the Executive (i) all accrued, but unpaid wages, based on the Executive’s then current Base Salary, through the termination date; (ii) all earned and accrued, but unpaid Bonuses prorated to the date of termination; and (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of the Executive’s termination date. Payment of such amounts shall be made by the Company within thirty (30) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. The Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

7.3

Termination for Death or Disability. If this Agreement is terminated due to the Executive’s death or Disability, then the Company will pay the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) (i) all accrued, but unpaid wages, based on the Executive’s then current Base Salary, through the termination date; (ii) all earned and accrued, but unpaid Bonuses prorated to the date of the Executive’s death or Disability; (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted by the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) within sixty (60) business days of the Executive’s termination date; and (iv) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of the amounts listed in this Section 7.3 shall be made by the Company to the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) within sixty (60) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. The Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

7.4

Termination without Cause or for Good Reason. If this Agreement is terminated by the Company without Cause or by the Executive for Good Reason, then the Company will pay the Executive (i) all accrued, but unpaid, wages through the termination date, based on the Executive’s then current Base Salary; (ii) all accrued, but unpaid, vacation through the termination date, based on the Executive’s then current Base Salary; (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of the Executive’s termination date; (iv) all earned and accrued, but unpaid Bonuses; and (v) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of the amounts listed in this Section 7.4 shall be made by the Company within thirty (30) days of the Executive’s termination date, with the payment date determined by the Company in its sole discretion. In addition, the Company will pay the Executive a separation payment equal to two times (2x) the sum of (A) the Executive’s then current Base Salary, and (B) the Executive’s average Bonus for the two (2) annual Bonus periods completed prior to termination. In the event this Agreement is terminated by the Company without Cause or by Executive for Good Reason before Executive completes two (2) annual Bonus periods, then part (B) will be two times (2x) Executive’s Bonus for the most recently completed Bonus Period, or, if Employee has not been employed for a complete annual Bonus period, then such amount shall be annualized and the Bonus will be two times (2x) the annualized amount. Payment of the separation payment shall begin on the first regular payroll payment date occurring after the sixtieth (60th) day following the Executive’s termination date (the “Severance Delay Period”) and will be paid over a period of thirty-six (36) months from such date in accordance with the Company’s regular payroll practices. Except as set forth in this Section 7.4, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein.

7.5

Termination upon Non-Renewal by the Company. In the event that the Company elects not to extend the Term of this Agreement pursuant to Section 4 hereof, then the Company will pay the Executive (i) all accrued, but unpaid, wages through the expiration of the Term, based on the Executive’s then current Base Salary; (ii) all accrued, but unpaid, vacation through the expiration of the Term, based on the Executive’s then current Base Salary; (iii) all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of the expiration of the Term; (iv) all earned and accrued, but unpaid Bonuses; and (v) if the Executive is participating in the Company’s group medical, vision and dental plan immediately prior to the date of termination, a lump sum payment equal to eighteen (18) times (or such lesser period that the Executive and/or the Executive’s eligible dependents are entitled to under COBRA) the amount of monthly employer contribution that the Company made to an issuer (or as otherwise determined on an actuarial basis based upon the applicable monthly premium for continuation coverage under COBRA) to provide medical, vision and dental insurance to the Executive and his dependents in the month immediately preceding the date of termination; provided, however, that the Executive or the Executive’s eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage. Payment of the amounts listed in this Section 7.5 shall be made by the Company within thirty (30) days of the expiration of the Term, with the payment date determined by the Company in its sole discretion. In addition, the Company will pay the Executive a separation payment equal to one times (1x) the sum of the Executive’s (A) then current Base Salary, and (B) average Bonus for the two (2) annual Bonus periods completed prior to the expiration of the Term; provided, however, that the amount payable at that time will be the amount of the separation payment as so determined, reduced dollar-for-dollar by all salary and Bonus payments made to the Executive for services as an employee of the Company after the non-renewal of the Agreement. Payment of the separation payment shall begin on the first regular payroll payment date occurring after the sixtieth (60th) day following the expiration of the Term and will be paid over a period of thirty-six (36) months from such date in accordance with the Company’s regular payroll practices. Except as set forth in this Section 7.5, the Company shall have no other obligations to the Executive under this Agreement; however, the Executive shall continue to be bound by Section 10 and all other post-

termination obligations to which the Executive is subject, including, but not limited to, the obligations contained in this Agreement that survive the expiration or earlier termination of this Agreement, as provided herein. Additionally, notwithstanding anything to the contrary in the Incentive Plan or any award agreement, upon the expiration of the Term as a result of the Company’s non-renewal of the Agreement pursuant to Section 4 hereof, all of Executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Incentive Plan, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. For the avoidance of doubt, settlement of any restricted stock units, the vesting of which is accelerated pursuant to this Section 7.5, shall occur upon vesting pursuant to this Section 7.5, subject to any previous legally binding deferral election or contrary payment date provided for in the applicable award agreement regarding such units.

7.6	The Company’s obligation to provide the separation payments set forth in Section 7.4 and 7.5 above shall be conditioned upon the following (the “Separation Conditions”):

(i) the Executive’s execution (and the expiration of any applicable revocation period without revocation by the Executive) of a separation agreement in a form prepared by the Company, which will include a general release from liability so that the Executive will release the Company from any and all liability and claims arising under this Agreement prior to the expiration of the Severance Delay Period or the sixty (60) days following the expiration of the Term, as applicable; and

(ii) the Executive’s compliance with the restrictive covenants (Section 10) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

7.7	If the Executive does not timely execute (or revokes) an effective separation agreement prior to the expiration of the Severance Delay Period or the sixty (60) days following the expiration of the Term, as set forth in Section 7.4 or 7.5 above, as applicable, the Company will not provide any payments or benefits to the Executive under Section 7.4 or 7.5, as applicable, and such benefits will be forfeited by the Executive. The Company’s obligation to make the separation payments set forth in Section 7.4 or 7.5, as applicable, shall terminate immediately upon any breach by the Executive of any post-termination or post-expiration obligations to which the Executive is subject.

8.	Change of Control.

8.1 Notwithstanding anything to the contrary in the Incentive Plan or any award agreement, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards (including, but not limited to, restricted stock and restricted stock units) granted pursuant to the Incentive Plan, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. For the avoidance of doubt, settlement of any restricted stock units, the vesting of which is accelerated pursuant to this Section 8.1, shall occur upon vesting pursuant to this Section 8.1, subject to any previous legally binding deferral election or contrary payment date provided for in the applicable award agreement regarding such units.

8.2 Notwithstanding the provisions of Section 7, if, within one (1) year following a Change of Control, the Company terminates Executive’s employment without Cause pursuant to Section 6.4, or Executive resigns for Good Reason, then the Company will pay Executive the following amounts:

(i) all accrued but unpaid wages through the termination date, based on Executive’s then current Base Salary;

(ii) a separation payment equal to two times (2x) the sum of (A) Executive’s then current Base Salary, and (B) Executive’s average Bonus for the two (2) year period two times (2x) prior to the Change of Control, which separation payment shall be paid in a lump sum as provided below;

(iii) a payment for all earned and accrued but unpaid Bonuses;

(iv) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Executive’s termination date; and

(v) a transition lump sum severance payment in the amount of section (ii) above.

8.3 The payments and benefits set forth in this Section 8 shall be provided to Executive in lieu of any benefits to which Executive may be entitled to receive under Section 7.4 above and shall be paid or begin on the first regular payroll payment date occurring after the Severance Delay Period, provided, however, that Executive’s right to receive the separation payments and benefits set forth in this Section 8 shall be subject to the Separation Conditions set forth in Sections 7.6 and 7.7 above. The separation payments and benefits set forth in this Section 8 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy or otherwise.

9.	Compliance with Code Section 409A and Other Applicable Provisions of the Code.

9.1

It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if the Company determines in accordance with its “specified employee” procedures (i) that on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under

Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. Any payments delayed pursuant to this Section 9 shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. It is intended that Agreement shall comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

9.2	In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Code Section 409A, such reimbursements or payments shall be made in accordance with Treasury Regulation 1.409A-3(i)(1)(iv), including: the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

9.3	Notwithstanding anything herein to the contrary, a termination of the Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and Treasury Regulation 1.409A-1(h)) (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Code Section 409A (and Treasury Regulation 1.409A-1(h)), and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination date,” or similar terms shall mean “separation from service.”

9.4	For the avoidance of doubt, the Company shall pay any amounts that are due under this Agreement following the Executive’s termination of employment, death, Disability or other event within the periods of time that are specified in this Agreement in accordance with the Company’s general payroll policies and procedures.

9.5

By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Code Section 409A to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Code Section 409A to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Code Section

409A to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Code Section 409A that my occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Code Section 409A.

9.6	Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

9.7	For the avoidance of doubt, the parties acknowledge that the amount of any Company-paid premiums for the health insurance benefits provided pursuant to this Agreement shall be taxable to the Executive and included in the Executive’s gross income, and that none of the amounts payable hereunder are intended to reimburse Executive for any income taxes payable with respect to such income [To be included if the Company’s insurance plan is self-insured]

10.	Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

10.1	Non-Competition and Non-Solicitation. The Executive hereby covenants and agrees that during the Executive’s employment and for a period of two (2) years following the termination of the Executive’s employment by either the Company or the Executive for any reason, the Executive shall not (i) perform services which are substantially similar and/or equivalent to the services being performed by the Executive during his employment with the Company, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity (each, a “Competing Entity”) which competes with the Company, either directly or indirectly, in the multi-family residential real estate sector; (ii) directly or indirectly solicit any customer or client of the Company (other than on behalf of the Company) with respect to the business described in subsection (i) hereof; or (iii) directly or indirectly induce or encourage any employee of the Company or affiliated entities to leave the employ of the Company or affiliated entities. The foregoing covenants and agreements of the Executive are referred to herein as the “Restrictive Covenant.” The Executive acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 10.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. The Executive further acknowledges that the Company would not have entered into this Agreement absent the Executive’s agreement to the foregoing.

In the event that, notwithstanding the foregoing, any of the provisions of this Section 10.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 10.1 relating to the time period, the area of restriction, the scope of activity and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, such provision(s) shall be reformed by such court by limit or reducing it to the minimum extent necessary so as to remain enforceable to the fullest extent deemed reasonable by such court.

10.2	Confidential Information.

(a) Obligation to Maintain Confidentiality. The Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information, including confidential and proprietary information now existing or to be developed in the future. “Confidential Information” will be defined as all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s prior, current or potential business and (ii) not generally or publicly known. Therefore, the Executive agrees not to disclose or use for the Executive’s own account any of such Confidential Information, except as reasonably necessary for the performance of the Executive’s duties as an employee or director of the Company, without prior written consent of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order; provided, however, that the Executive must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Executive’s employment with the Company, the Executive agrees to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (including copies thereof and electronic media) relating to the business of the Company (including, without limitation, all Confidential Information) that the Executive may then possess or have under the Executive’s control, other than such documents as are generally or publicly known (provided, that such documents are not known as a result of the Executive’s breach or actions in violation of this Agreement); and at any time thereafter, if any such materials are brought to the Executive’s attention or the Executive discovers them in the Executive’s possession, the Executive shall deliver such materials to the Company immediately upon such notice or discovery. The provisions of this Section 10.2(a) shall specifically survive the expiration or earlier termination of this Agreement and the termination of the Executive’s employment with the Company.

(b) Ownership of Intellectual Property. If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the time that the Executive is employed by the Company (“Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), the Executive shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. The Executive hereby (i) irrevocably assigns, transfers and conveys, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law, and (ii) waives any moral rights therein to the fullest extent permitted under applicable law. The Executive agrees not to use any Company Works for the Executive’s personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company. The Executive agrees to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense.

(c) Third Party Information. The Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Executive will hold information which the Executive knows, or reasonably should know, to be Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company who need to know such information in connection with their work for the Company) or use, except in connection with the Executive’s work for the Company, Third Party Information unless expressly authorized in writing by the Board or the information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s improper acts or omissions or (ii) is required to be disclosed pursuant to any applicable law, regulatory action or court order.

(d) Use of Information of Prior Employers. During the Term, the Executive shall not use or disclose any Confidential Information including trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. The Executive shall use in the performance of the Executive’s duties only information that is (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

(e) Disparaging Statements. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Executive shall not disparage the Company or any of its officers, directors, employees, agents or representatives, or any of such entities’ products or services; provided, that the foregoing shall not prohibit the Executive from making any general competitive statements or communications about the Company or their businesses in the ordinary course of competition. During the time that the Executive is employed by the Company or serves on the Company’s Board and at all times thereafter, the Company agrees that (i) it shall not issue any public statements disparaging the Executive and (ii) it shall take reasonable steps to ensure that the senior executive officers of the Company shall not disparage the Executive. Notwithstanding the foregoing, nothing in this Section 10.2(e) shall prevent the Executive or the Company from enforcing any rights under this Agreement or any other agreement to which the Executive and the Company are party, or otherwise limit such enforcement.

10.3

Enforcement. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 10.1 or 10.2 by the Executive or any breach of Section 10.2(e) by the Company, and any breach of the terms of Section 10.1 or 10.2 by the Executive or Section 10.2(e) by the Company would result in irreparable injury and damage to the other party for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 10.1 or 10.2 by the Executive or of Section 10.2(e) by the Company, the Company or its successors or assigns or the Executive, as applicable, in addition to other rights and remedies existing in their or the Executive’s favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Section 10.1 or 10.2 (in the case of a breach by the Executive) or Section 10.2(e) (in the case of a breach by the Company), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

11.	Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive’s service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an Affiliate of the Company, at the request of the Company, other than any action, suit or proceeding brought against the Executive by or on account of his breach of the provisions of any employment agreement with a third party that has not been disclosed by the Executive to the Company. The provisions of this Section 11 shall specifically survive the expiration or earlier termination of this Agreement.

12.	Clawback. Notwithstanding anything contained herein to the contrary, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including, but not limited to, any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company in accordance with Code Section 409A and pursuant to any clawback policy as adopted by the Board from time to time, and the Executive hereby agrees to be bound by any such policy.

13.

Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, transmitted by facsimile or mailed by registered mail, return receipt requested, or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered, and on the third (3rd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:

(i) If to the Executive, to:

Ryan Hanks 19950 West Country Club Drive, Suite 800 Aventura, Florida 33108 Facsimile: (786) 248-3679

(ii) If to the Company, to: Trade Street Residential, Inc. 19950 West Country Club Drive, Suite 800 Aventura, Florida 33108 Attention: Chief Executive Officer Facsimile: (786) 248-3679

14.	Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert any rights hereunder on any occasion or series of occasions.

15.	Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

16.	Acknowledgement as to Ownership of Equity Interests by Executive. Notwithstanding anything to the contrary set forth in this Agreement, the Company acknowledges that Executive owns operating partnership units (“Units”) in the Company’s affiliated operating partnership (the “Partnership”) and may, by conversion of such Units or otherwise, acquire capital stock of the Company (“Stock”), and nothing herein is intended to in any way modify or impair any rights Executive may have under the terms of the limited partnership agreement governing the Partnership or under applicable law with respect to such Units or Stock.

17.

Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to Executive’s employment with the Company. For the avoidance of doubt, the covenants contained herein are separate and apart from any additional covenants not to compete or solicit set forth in any non-competition and non-solicitation agreement between the Executive and the Company. This

Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The parties expressly acknowledge that the Company’s compensation committee intends to retain a compensation consultant to review the compensation package including, but not limited to, salary, severance, short and long term incentives payable to the Company’s Chief Executive Officer and certain other key officers, and the parties hereby agree to negotiate modifications to this Agreement, in good faith, to address any recommendations made by any such compensation consultant.

18.	Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

19.	Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Florida. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

20.	Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. The losing party in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby shall pay the reasonable attorneys’ fees and costs of the prevailing party in such lawsuit or proceeding.

21.	Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

22.	Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page to Follow]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the day and year first written above.

EXECUTIVE:
Ryan Hanks

COMPANY:

Trade Street Residential Inc.

By:

Name:

Title: